Exhibit 10.11.4

FOURTH AMENDMENT TO LEASE AGREEMENT

THIS FOURTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into to be effective as of November 4th, 2015 by and between Sand Hill Land and Cattle, LLC, a Texas Limited Liability Company (“Lessor”), and Lonestar Prospects, Ltd., a Texas limited partnership (“Lessee”).

Recitals

Lessor and Lessee are parties to that certain Lease Agreement dated April 14, 2011 (as amended, modified and supplemented from time to time, the “Lease Agreement”), covering approximately 680.25 acres, more or less, of real property, lying and being situated in Hood County, Texas, and being out of the Stephen McComas Survey, Abstract No. 391, the Wm. J. Goodlett Survey, Abstract No. 212, the S.M. Herron Survey, Abstract No. 688, the Thomas Parkinson Survey, Abstract No. 700 and the James F. Franklin Survey, Abstract No. 183 (the “Existing Leased Premises”) as more particularly described in Exhibit “A”, attached hereto. Any capitalized term used but not defined herein shall have the same meaning given to such term in the Lease Agreement.

Lessor and Lessee entered into that certain First Amendment to Lease Agreement (the “First Amendment”) dated effective April 1, 2012, which, amongst other things, expanded the Existing Leased Premises to include 150 acres in Hood County, Texas (the “Expansion Leased Premises”) as shown in Exhibit “B” attached hereto.

Lessor and Lessee entered into that certain Second Amendment to Lease Agreement (the “Second Amendment”) dated effective January 1, 2014.

Lessor and Lessee entered into that certain Third Amendment to Lease Agreement (the “Third Amendment”) dated effective September 18, 2014.

Lessor and Lessee desire to amend the Lease Agreement, as amended by the First Amendment, the Second Amendment and the Third Amendment (the Lease Agreement, as so amended, the “Existing Lease Agreement”) as more particularly set forth below.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties agree as follows:

1. Expansion of Leased Premises. The Existing Leased Premises is hereby expanded by adding approximately 114 acres in Hood County, Texas (the “Second Expansion Leased Premises”) as shown in Exhibit “C” attached hereto. The term “Leased Premises” as used in the Lease Agreement means and shall include the Existing Leased Premises, the Expansion Leased Premises, and the Second Expansion Leased Premises. The lease of the Second Expansion Leased Premises is subject to all of the terms and conditions of the Lease Agreement currently in effect, except as modified in this Amendment.

2. Production Royalty. Section 3 (A) to the Lease Agreement is hereby deleted in its entirety and replaced with the following:

A. Production Royalty. As a production royalty (hereinafter sometimes called “Royalty”), Lessee shall to pay to Lessor in the manner prescribed in Section 3.F of this Lease Agreement a sum equal to eight percent (8%) of the Sales Price (as defined in Section 3.B. below and subject to the limitations set forth therein) of the Materials both produced from the Leased Premises and sold or otherwise removed from the Leased Premises. (In no event shall such Royalty ever be less than eight percent (8%)). (For the treatment of Waste Material (hereafter defined), see Section 7.G.). For the avoidance of confusion, the Lessor and Lessee acknowledge and agree that, notwithstanding anything herein to the contrary or otherwise, any Materials, including but limited to sand, purchased by Lessee from a third party supplier and subsequently delivered to, processed at, and/or sold from the Premises shall not be included in the definition of Materials for purposes of calculating the Royalty.

The Royalty described above will fluctuate between eight percent (8%) and eight and seventy-five hundredths percent (8.75%) based on the following: (i) when the market price per barrel of West Texas Intermediate crude oil is $70 or above for ninety (90) days, the Royalty will increase to eight and seventy-five hundredths percent (8.75%) and (ii) when the market price per barrel of West Texas Intermediate crude oil is $69.99 or below for ninety (90) days, the Royalty will decrease to eight percent (8%).

3. Minimum Royalty. The first paragraph only of Section 3.E. to the Lease Agreement is hereby deleted in its entirety and replaced with the following (the second paragraph under this Section 3.E will remain as is):

E. Minimum Royalty. In no event shall the Royalty due under this Lease Agreement for any calendar year beginning with calendar year 2016 be less than $3,250,000.00 per calendar year (the “Minimum Royalty”). Notwithstanding anything in this Lease Agreement to the contrary, Lessor and Lessee acknowledge and agree that during the Primary Term of this Lease Agreement (not including any extension of the Primary Term), so long at the Minimum Royalty is paid to Lessor as provided herein, Lessee shall have no obligation to produce, explore, market, and/or develop the Materials or otherwise develop the Leased Premises during the Primary Term, and this Lease Agreement shall remain in full force and effect. In furtherance of, and not in limitation of, the provisions of the immediately preceding sentence, notwithstanding anything in this Lease Agreement to the contrary, if the Minimum Royalty is paid to Lessor as provided herein during any extension of the Primary Term of this Lease, the intermittent cessation of sales and removals during the year to which such Minimum Royalty relates shall not result in a termination of this Lease Agreement and this Lease Agreement shall remain in full force and effect. Lessor and Lessee agree that Lessee will operate as a reasonably prudent operator of the Leased Premises during such intermittent cessation of sales and removals (including taking reasonable steps to end such intermittent cessation of sales and removals and getting the Materials into marketable condition).

Fourth Amendment to Lease Agreement

4. Restriction. Section 30 to the Lease Agreement (as set forth in the First Amendment) is hereby deleted in its entirety and replaced with the following:

30. Restriction. Lessee or any affiliate of Lessee shall not mine or remove Materials from the Restricted Areas (as hereinafter defined) until June 1, 2016. As used herein, Restricted Areas shall mean property within a one (1) mile radius of Leased Premises (running around the perimeter of the Leased Premises). For purposes hereof, the term “affiliate” means an entity which controls, is controlled by, or is under common control with Lessee. As of the date hereof, Lessee may begin stripping and preparing the Restricted Area for the mining of the Materials, but no mining of the Materials may begin until June 2, 2016.

5. Processing Fee. The Lease Agreement is hereby amended by adding subparagraph I to Section 3 to the Lease Agreement:

I. Processing Fee. If the Minimum Royalty for any calendar year has not been reached from Materials produced from the Leased Premises, Lessee shall pay to Lessor (covering the applicable calendar year) an additional royalty of $0.20 per ton for all Foreign Materials (defined below) that were processed by Lessee on the Leased Premises (“Processing Fee”). “Foreign Materials” shall mean any materials produced or acquired from any source other than the Leased Premises.

For purposes of illustration only (a) If the Minimum Royalty payable by Lessee to Lessor for the applicable calendar year is an amount equal to $3,250,000.00, and Lessee pays $2,000,000.00 in Royalties covering Materials from the Leased Premises and Lessee processed 1,000,000 in tons of Foreign Materials, Lessee shall pay Lessor $1,250,000.00 for the Minimum Royalty shortfall attributable to the applicable calendar year plus an additional $200,000.00 Processing Fee. (b) If the Minimum Royalty payable by Lessee to Lessor for the applicable calendar year is an amount equal to $3,250,000.00, and Lessor pays $3,300,000.00 in Royalties covering Materials from the Leased Premises and Lessee processed 1,000,000 in tons of Foreign Materials, there is no Processing Fee owed by Lessee to Lessor.

6. Estoppel. As of the date hereof, each of the Lessor and Lessee acknowledge, consent and confirm that (i) the Existing Lease Agreement is in full force and effect; (ii) the Lease Agreement has not been amended, modified or supplemented other than by the First Amendment, the Second Amendment, the Third Amendment, and, effective upon the execution and delivery hereof, this Amendment; (iii) no default of Event of Default has occurred under the Existing Lease Agreement; (iv) Lessee intends to enter into that certain First Amendment to Leasehold Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Rents and Leases with Ares Capital Corporation as beneficiary and administrative agent (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Ares Capital Mortgage Amendment”); (v) Ares Capital Corporation is a “Lender” under this Lease Agreement; and (vi) the Ares Capital Mortgage and the Ares Capital Mortgage Amendment and the related documents, instruments and financing statements are “Security Instruments” hereunder and as such, the Lessee entering into the such documents and granting the liens and taking the other actions provided for thereunder are permitted under this Lease Agreement. Notwithstanding anything to the contrary herein, the Security Instrument shall not create a lien against or otherwise encumber Lessor’s interest in the fee estate.

Fourth Amendment to Lease Agreement

7. Miscellaneous. This Amendment contains the parties’ entire agreement regarding the subject matter covered by this Amendment, and supersedes all prior correspondence, negotiations and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Amendment. Except as modified by this Amendment, the terms and provisions of the Lease Agreement, as previously amended, shall remain in full force and effect, and the Lease Agreement, as previously amended and as modified by this Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which taken together shall be one instrument.

Fourth Amendment to Lease Agreement

IN WITNESS WHEREOF, this Fourth. Amendment to Lease Agreement has been executed by the parties to be effective as of the date first set forth above.

LESSOR:

Sand Hill Land and Cattle, LLC, a Texas limited liability company

By:	TexSand Silica Management, Inc.,
its Manager

By:	/s/ Chris Thomas
Name:	Chris Thomas
Title:	President

LESSEE:

Lonestar Prospects, Ltd., a Texas limited partnership

By:	Lonestar Prospects, Management, L.L.C.,
a Texas limited liability company, its General Partner

By:	/s/ Gary Humphreys
Name:	Gray Humphreys
Title:	Manager

CONSENTED TO BY LENDER:

Ares Capital Corporation

By:	/s/ Michael Aragheti
Name:	Michael Aragheti
Title:	Authorized Signatory

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Fourth Amendment to Lease Agreement